Exhibit 15.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Amendment No.1 to Shell Company Report of MultiMetaVerse Holdings Limited on Form 20-F Amendment No. 1 of our report dated April 28, 2023, with respect to our audits of the consolidated financial statements of MultiMetaVerse Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which report is included in this Amendment No.1 to Shell Company Report of MultiMetaVerse Holdings Limited.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

April 28, 2023

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com